SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. ____)

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WIDEPOINT CORPORATION
(Name of Registrant as Specified in its Charter)

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WIDEPOINT CORPORATION
One Lincoln Centre, Suite 1100
Oakbrook Terrace, Illinois 60181

May 4, 2007

To Our Shareholders:

        You are cordially invited to attend the Annual Meeting of Shareholders of WidePoint Corporation, which will be held at 10:00 a.m., EDT, on Friday, June 22, 2007 at the Washington, D.C. offices of Foley & Lardner LLP, located at 3000 K Street N.W., Suite 500, Washington, D.C. 20007.

        The accompanying notice of meeting and proxy statement describe the matters to be voted on at the meeting.

        YOUR VOTE IS IMPORTANT. We invite you to attend the meeting in person, but if this is not feasible we encourage you to read the proxy statement and vote your shares as soon as possible. A return envelope for your proxy card is enclosed for convenience. Most Shareholders will also have the option of voting via the Internet or by telephone. Specific instructions on how to vote via the Internet or by telephone are included on the proxy card.

Sincerely,

Steve L. Komar Chairman of the Board, President and Chief Executive Officer

WIDEPOINT CORPORATION
One Lincoln Centre, Suite 1100
Oakbrook Terrace, Illinois 60181

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        The Annual meeting of Shareholders of WidePoint Corporation will be held on Friday, June 22, 2007 at 10:00 a.m. Eastern Daylight Time at the Washington D.C. offices of Foley & Lardner LLP, located at 3000 K Street, N.W., Suite 500, Washington, D.C. 20007 to consider, if properly raised, and vote on the following matters described in the accompanying proxy statement:

•	To elect two persons as class 1 directors to serve for a three-year period until the Annual Meeting of Shareholders in the year 2010;

•	To ratify the selection of Moss Adams LLP as the independent accountants for the Company for the current fiscal year; and

•	To transact such other business as may properly come before the meeting.

        The Board of directors has determined that Shareholders of record at the close of business on April 27, 2007 are entitled to notice of, and to vote at, the meeting.

By order of the Board of Directors,

James T. McCubbin Corporate Secretary

May 4, 2007

YOUR VOTE IS IMPORTANT

Please date, sign and promptly return the enclosed proxy so that your shares may be voted in accordance with your wishes. Mail the proxy to us in the enclosed envelope, which requires no postage if mailed in the United States. The giving of the proxy does not affect your right to vote in person should you attend the meeting.

WIDEPOINT Corporation
One Lincoln Centre, Suite 1100
Oakbrook Terrace, Illinois 60181

PROXY STATEMENT

GENERAL

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of WidePoint Corporation, a Delaware corporation (“WidePoint” or the “Company”), of proxies of shareholders to be voted at the Annual Meeting of Shareholders to be held at the Washington, D.C. offices of Foley & Lardner LLP, located at 3000 K Street, N.W., Suite 500, Washington, D.C. 20007 at 10:00 a.m., Eastern Daylight Time, on Friday, June 22, 2006, and any and all adjournments thereof.

        Any shareholder executing a proxy retains the right to revoke it at any time prior to its being exercised by giving written notice to the Secretary of the Company.

        This Proxy Statement and the accompanying proxy are being mailed or given to shareholders of the Company on or about May 4, 2007.

VOTING PROCEDURES AND SECURITIES

Your Vote is Very Important

        Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible. Your prompt voting via the Internet, telephone or mail may save us the expense of a second mailing.

Vote Required, Abstentions and Broker Non-Votes

        Shares of Common Stock represented by proxy will be voted according to the instructions, if any, given in the proxy. Unless otherwise instructed, the person or persons named in the proxy will vote (1) FOR the election of the nominees for director listed herein (or their substitutes in the event any of the nominees is unavailable for election); (2) FOR the ratification of the selection of Moss Adams LLP as the independent accountants for the Company for the current fiscal year; and (3) in their discretion, with respect to such other business as may properly come before the meeting.

        Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by the Company for the meeting. The number of shares represented at the meeting in person or by proxy will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote by the inspectors of election with respect to that matter.

        The cost of soliciting proxies will be borne by the Company. Proxies may be solicited by directors, officers, regular employees or other agents of the Company in person or by telephone. We have retained American Stock Transfer & Trust Company to assist in the solicitation of proxies. American Stock Transfer & Trust Company will charge approximately $2,000 plus out-of-pocket expenses.

Shares Outstanding

        As of April 27, 2007, a total of 52,532,699 shares of common stock of the Company, par value $.001 per share (“Common Stock”), which is the only class of voting securities of the Company, were issued and outstanding. All holders of record of the Common Stock as of the close of business on April 27, 2007, are entitled to one vote for each share held at the Annual Meeting, or any adjournment thereof, upon the matters listed in the Notice of Annual Meeting. Cumulative voting is not permitted.

Other Business

        The Board knows of no other matters to be presented for shareholder action at the meeting. If other matters are properly brought before the meeting, the persons named as proxies in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

BOARD MEETINGS – COMMITTEES OF THE BOARD

        The Board of Directors held four meetings during 2006. During this period, all of the directors attended or participated in more than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all Committees of the Board of Directors on which each such director served.

        The Board currently has the following Committees: Audit; Corporate Governance and Nominating; and Compensation. Each Committee consists entirely of independent, non-employee directors (see “Director Independence” on page 5). Membership and principal responsibilities of the Board Committees are described below. The charter of each Committee of the Board of Directors is available free of charge on our website, www.widepoint.com, or by writing to WidePoint Corporation, One Lincoln Centre, Oakbrook Terrace, Illinois 60181, c/o Corporate Secretary.

Audit Committee

        The members of the Audit Committee are:

•	Morton S. Taubman (Chair)
•	Ron Oxley
•	James Ritter

        The Audit Committee met four times in 2006. The primary functions of this Committee are to: appoint (subject to shareholder approval), and be directly responsible for the compensation, retention and oversight of, the firm that will serve as independent accountants to audit our financial statements and to perform services related to the audit (including the resolution of disagreements between management and the independent accountants regarding financial reporting); review the scope and results of the audit with the independent accountants; review with management and the independent accountants, prior to the filing thereof, the annual and interim financial results (including Management’s Discussion and Analysis) to be included in Forms 10-K and 10-Q, respectively; consider the adequacy and effectiveness of our internal accounting controls and auditing procedures; review, approve and thereby establish procedures for the receipt, retention and treatment of complaints received by WidePoint regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; review and approve related person transactions in accordance with the policies and procedures attached as Appendix 1; and consider the accountants’ independence and establish policies and procedures for pre-approval of all audit and non-audit services provided to WidePoint by the independent accountants who audit its financial statements. At each meeting, Committee members meet privately with representatives of Moss Adams LLP, our independent accountants, and with WidePoint’s Vice President and Chief Financial Officer. The Board has determined that Mr. Taubman, Mr. Oxley, and Mr. Ritter satisfy the “accounting or related financial management expertise” requirements set forth in the AMEX Corporate Governance Rules, and has designated Mr. Taubman as the “audit committee financial expert”, as such term is defined by the SEC. See page 12 for the Audit Committee Report.

Corporate Governance and Nominating Committee

        The members of the Corporate Governance and Nominating Committee are:

•	Ron Oxley (Chair)
•	James Ritter
•	Mort Taubman

        The Corporate Governance and Nominating Committee met two times in 2006. The primary functions of this Committee are to: identify individuals qualified to become Board members and recommend to the Board the nominees for election to the Board at the next Annual Meeting of Shareholders; review and make recommendation to the Board regarding whether to accept a resignation tendered by a Board nominee who does not receive a majority of votes cast for his or her election in an uncontested election of directors; review annually and recommend changes to the Corporate Governance Guidelines; lead the Board in its annual review of the performance of the Board and its Committees; review policies and make recommendations to the Board concerning the size and composition of the Board, the qualifications and criteria for election to the Board, retirement from the Board, compensation and benefits of non-employee directors, the conduct of business between WidePoint and any person or entity affiliated with a director, and the structure and composition of Board Committees; and review WidePoint’s policies and programs relating to compliance with its Code of Business Conduct and such other matters as may be brought to the attention of the Committee regarding WidePoint’s role as a responsible corporate citizen. See “Identification and Evaluation of Director Candidates” and “Director Compensation” in this proxy statement.

Compensation Committee

        The members of the Compensation Committee are:

•	James Ritter (Chair)
•	Mort Taubman
•	Ron Oxley

        The Compensation Committee met two times in 2006. Each member of the Committee qualifies as an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and a non-employee director within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. The primary functions of this Committee are to: evaluate and approve executive compensation plans, policies and programs, including review of relevant corporate and individual goals and objectives, as submitted by the CEO; evaluate the CEO’s performance relative to established goals and objectives and, together with the other independent directors, determine and approve the CEO’s compensation level based on this evaluation; review and approve the annual salary and other remuneration of all other officers; review the management development program, including executive succession plans; review with management, prior to the filing thereof, the Compensation Discussion and Analysis and other executive compensation disclosure included in this proxy statement; recommend individuals for election as officers; and review or take such other action as may be required in connection with the bonus, stock and other benefit plans of WidePoint and its subsidiaries. For additional information regarding this Committee’s processes and procedures for the consideration and determination of executive compensation, please see the “Compensation Discussion and Analysis” set forth in this proxy statement.

DIRECTOR INDEPENDENCE

        The Company’s Corporate Governance Guidelines state that the “Board intends that, at all times, a substantial majority of its directors will be considered independent under relevant AMEX and SEC guidelines.” The Corporate Governance and Nominating Committee conducts an annual review of the independence of the members of the Board and its Committees and reports its findings to the full Board. Based on the report and recommendation of the Corporate Governance Committee, the Board has determined that each of the non-employee directors and nominees—Messrs. Taubman, Ritter, and Oxley—satisfies the independence criteria (including the enhanced criteria with respect to members of the Audit Committee) set forth in the applicable AMEX listing standards and SEC rules. Each Board Committee consists entirely of independent, non-employee directors.

        For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationships (including vendor, supplier, consulting, legal, banking, accounting, charitable and family relationships) with WidePoint, other than as a director and shareholder. AMEX listing standards also impose certain per se bars to independence, which are based upon a director’s relationships with WidePoint currently and during the three years preceding the Board’s determination of independence.

        The Board considered all relevant facts and circumstances in making its determinations, including the following:

•	No non-employee director receives any direct compensation from WidePoint other than under the director compensation program described in this proxy statement.
•	No immediate family member (within the meaning of the AMEX listing standards) of any non-employee director is an employee of WidePoint or otherwise receives direct compensation from WidePoint.
•	No non-employee director (or any of their respective immediate family members) is affiliated with or employed in a professional capacity by WidePoint’s independent accountants.
•	No non-employee director is a member, partner, or principal of any law firm, accounting firm or investment banking firm that receives any consulting, advisory or other fees from WidePoint.
•	No WidePoint executive officer is on the compensation committee of the board of directors of a company that employs any of our non-employee directors (or any of their respective immediate family members) as an executive officer.
•	No non-employee director (or any of their respective immediate family members) is indebted to WidePoint, nor is WidePoint indebted to any non-employee director (or any of their respective immediate family members).
•	No non-employee director serves as an executive officer of a charitable or other tax-exempt organization that received contributions from WidePoint.

        Non-management members of the Board of Directors conduct at least two regularly-scheduled meetings per year without members of management being present. Mr. Ritter serves as the presiding director of such meetings. Following an executive session of non-employee directors, the presiding director may act as a liaison between the non-employee directors and the Chairman, provide the Chairman with input regarding agenda items for Board and Committee meetings, and coordinate with the Chairman regarding information to be provided to the non-employee directors in performing their duties.

IDENTIFICATION AND EVALUATION OF DIRECTOR CANDIDATES

        The Board has determined that its Corporate Governance and Nominating Committee shall, among other responsibilities, serve as the nominating committee. The Committee consists entirely of independent directors under applicable SEC rules and AMEX listing standards. The Committee operates under a written charter adopted by the Board of Directors. A copy of the charter is available at the Company’s website, www.widepoint.com, or by writing to WidePoint Corporation, One Lincoln Centre, Oakbrook Terrace, Illinois 60181 c/o Corporate Secretary. The Committee is charged with seeking individuals qualified to become directors and recommending candidates for all directorships to the full Board of Directors. The Committee considers director candidates in anticipation of upcoming director elections and other potential or expected Board vacancies.

        The Committee considers director candidates suggested by members of the Committee, other directors, senior management and shareholders.

        Preliminary interviews of director candidates may be conducted by the Chairman of the Committee or, at his request, any other member of the Committee and/or the Chairman of the Board. Background material pertaining to director candidates is distributed to the members of the Committee for their review. Director candidates who the Committee determines merit further consideration are interviewed by the Chairman of the Committee and such other Committee members, directors and key senior management personnel as determined by the Chairman of the Committee. The results of these interviews are considered by the Committee in its deliberations.

        Director candidates are reviewed by the Committee based on the needs of the Board and the Company’s various constituencies, their relative skills and characteristics, and their age and against the following qualities and skills that are considered desirable for Board membership: their exemplification of the highest standards of personal and professional integrity; their independence from management under applicable securities law, listing standards, and the Company’s Corporate Governance Guidelines; their experience and industry and educational background; their potential contribution to the composition, diversity and culture of the Board; and their ability and willingness to constructively challenge management through active participation in Board and Committee meetings and to otherwise devote sufficient time to Board duties.

        In evaluating the needs of the Board, the Committee considers the qualifications of sitting directors and consults with other members of the Board, the CEO and other members of senior management. At a minimum, all recommended candidates must possess the requisite personal and professional integrity, meet any required independence standards, and be willing and able to constructively participate in, and contribute to, Board and Committee meetings. Additionally, the Committee conducts regular reviews of current directors whose terms are nearing expiration, but who may be proposed for re-election, in light of the considerations described above and their past contributions to the Board.

        The Corporate Governance and Nominating Committee has adopted a policy pursuant to which a shareholder who has owned at least 5% of the Company’s outstanding shares of Common Stock for at least two years may recommend a director candidate that the Committee will consider when there is a vacancy on the Board either as a result of a director resignation or an increase in the size of the Board. Such recommendation must be made in writing addressed to the Chairperson of the Nominating Committee at the Company’s principal executive offices and must be received by the Chairperson at least 120 days prior to the anniversary date of the release of the prior year’s proxy statement. Although the Committee has not formulated any specific minimum qualifications that the Committee believes must be met by a nominee that the Committee recommends to the Board, the factors it will take into account will include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. There will be no differences between the manner in which the Committee evaluates a nominee recommended by a shareholder and the manner in which the Committee evaluates nominees recommended by other persons.

        The Company did not receive in a timely manner, in accordance with SEC requirements, any recommendation of a director candidate from a shareholder, or group of shareholders that beneficially owned more than 5% of the Common Stock for at least one year as of the date of recommendation.

PROCESS FOR COMMUNICATING WITH BOARD MEMBERS

        Interested parties may communicate directly with the presiding director for an upcoming meeting or the non-employee directors as a group by writing to WidePoint Corporation, One Lincoln Centre, Oakbrook Terrace, Illinois 60181, c/o Corporate Secretary. Communications may also be sent to individual directors at the above address.

DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

        The Company has adopted a policy that each director should attempt to attend each annual meeting of shareholders. With the exception of James Ritter, all members of the Board of Directors attended last year’s annual meeting.

PROPOSAL ONE — ELECTION OF DIRECTORS

        The Company’s Board of Directors is classified into the following three classes of directors, with approximately one-third of the directors serving in each such class of directors and with one class of directors being elected at each annual meeting of shareholders of the Company to serve for a term of three years or until the earlier expiration of the term of their class of directors or until their successors are elected and take office as provided below. Since the Company did not hold an Annual Meeting of Shareholders during 2005 the class II directors were re-elected at the last Annual Meeting of Shareholders of the Company held on June 28, 2006, to serve for the remaining two-year period until the Annual Meeting of Shareholders in the year 2008, while the class III director was re-elected to serve for the normal three-year period until the Annual Meeting of Shareholders in the year 2009. Therefore, to maintain the staggered terms of election of directors, Shareholders of the Company are voting upon the election of class I directors to serve for a three-year period until the Annual Meeting of Shareholders in the year 2010. On March 10, 2006, Morton S. Taubman was appointed by the Company’s Board of Directors to fill the vacancy created by the resignation on March 7, 2006 of Norman Wareham as a class I director of the Company. On August 15, 2006, Ron Oxley was appointed by the Company’s Board of Directors to expand the number of independent members of the Board of Directors. As a result of his appointment and the desire to maintain staggered terms Mr. Oxley has been nominated as a class I director.

CLASS I — TERM EXPIRES AT THE 2007 ANNUAL MEETING OF SHAREHOLDERS

Morton S. Taubman – presently serving Ronald S. Oxley – presently serving

CLASS II — TERM EXPIRES AT THE 2008 ANNUAL MEETING OF SHAREHOLDERS

Steve L. Komar – presently serving James T. McCubbin – presently serving

CLASS III — TERM EXPIRES AT THE 2009 ANNUAL MEETING OF SHAREHOLDERS

James M. Ritter – presently serving

        The Bylaws of the Company provide that the Board of Directors will determine the number of directors to serve on the Board. The Company’s Board of Directors presently consists of five members. The five members of the Company’s Board of Directors are identified above.

        Proxies will be voted at the Annual Meeting, unless authority is withheld, FOR the election of the persons named below. The Company does not contemplate that the persons named below will be unable or will decline to serve; however, if any such nominee is unable or declines to serve, the persons named in the accompanying proxy will vote for a substitute, or substitutes, in their discretion. The following table sets forth information regarding the nominees:

NAME	POSITION WITH THE COMPANY	AGE	DIRECTOR SINCE
Morton S. Taubman	Director, Audit Committee Chairman,	63	2006
	Corporate Governance and Nominating
	Committee and Compensation Committee
	Member.
Ronald S. Oxley	Director, Corporate Governance and	60	2006
	Committee Chairman, Audit Committee
	and Compensation Committee member.

        Morton S. Taubman has served as a director since his appointment on March 10, 2006 to serve out the remaining term of G.W. Norman Wareham who resigned his position on March 7, 2006. Mr. Taubman is also the Chairman of the Audit Committee and is a member of the Corporate Governance and Nominating Committee and the Compensation Committee. Mr. Taubman is an attorney and certified public accountant with expertise in corporate law, government contracting and international relations. Prior to forming his own law firm, Mr. Taubman was the senior vice president and general counsel to DIGICON Corporation, an IT and telecommunications company. Before joining DIGICON, he was a senior and executive partner at Ginsburg, Feldman and Bress, LLP an established Washington, D.C. firm that provided expertise in tax, telecommunications, litigation, federal regulatory issues, capital reformation, government contracting and international issues. Before that, he was a founding partner at a number of law firms, was the partner-in-charge of the Washington D.C. office of Laventhol & Harworth, a partner at Coopers & Lybrand and a special agent with the U.S. Treasury Department. Mr. Taubman has been an adjunct law professor for more than 15 years at Georgetown University and George Washington University. He presently also serves as special corporate counsel to Global Options Group, Inc. and Global Options, Inc., a company focusing on U.S. federal security services and as general counsel to Interior Systems, Inc. d/b/a ISI Professional Services, a United States federal contractor. He holds a bachelor’s degree in accounting from the University of Baltimore, a J.D. in Law from the University of Baltimore Law School and a Master of Law degree from Georgetown.

        Ron S. Oxley has served as a director since his appointment on August 15, 2006. Mr. Oxley is also the Chairman of the Corporate Governance and Nominating Committee and is a member of the Company’s Compensation Committee and its Audit Committee. Mr. Oxley has had a distinguished career within the U.S. Federal Government and industry. His U.S. federal government career spanned almost 28 years with the Office of the Secretary of Defense and with the Departments of the Navy, Army and Air Force where he held various senior level executive positions. The last nine years of his federal career was at the Office of the Secretary of Defense where he monitored the development of the office’s defense-wide strategic vision and implementation plan for command, control, communications, intelligence, surveillance and reconnaissance. Subsequent to his U.S. federal government career he also successfully honed his business skills as a senior level executive with several prominent U.S. federal government contractors that included Litton/PRC, Emergent Information Technologies and L-3 Communications. Mr. Oxley currently serves as an executive vice president of ARC International Corporation. ARC specializes in providing domestic and international middle-market and emerging growth companies with a broad range of strategic advisory services. Prior to joining ARC in 2004, Mr. Oxley was president and general manager of L-3 Communications Analytics Corporation based in Vienna, Va. L-3 Communications is a provider of information technology solutions to both industry and government, primarily in the aerospace and defense arena. Mr. Oxley served in the same capacity at Emergent Information Technologies, Inc. prior to being acquired by L-3 Communications in November 2001. He came to Emergent in April 2000, from Litton/PRC Inc, where he was senior vice president of business development and marketing. Before joining Litton/PRC in 1996, Mr. Oxley spent more than 28 years in the U.S. federal government, during which he was awarded a series of Meritorious Service Awards and was nominated for a Presidential Executive Career Award in 1996. Mr. Oxley holds a top secret SCI clearance with life style polygraph. He holds a Master of Science degree in systems management from the University of Southern California and a Bachelor of Science degree in business administration from California State University. He served in the U.S. Army from 1966 to 1968, including a tour of duty in Vietnam.

        MANAGEMENT RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE ABOVE NOMINEES AS DIRECTORS OF THE COMPANY.

        The following directors are presently serving on the Board of Directors for terms expiring at either the 2008 or 2009 annual meeting of shareholders, as set forth above:

        Steve L. Komar, age 65, has served as a director since December 1997 and became Chairman of the Board of Directors in October 2001. Mr. Komar has also served as Chief Executive Officer since December 2001. From June 2000 until December 2001, Mr. Komar served as a founding partner in C-III Holdings, a development stage financial services company. From 1991 to June 2000, Mr. Komar served as Group Executive Vice President of Fiserv, Inc., a company that provides advanced data processing services and related products to the financial industry. From 1980 to 1991, Mr. Komar served in a number of financial management positions with CitiGroup, including the role of Chief Financial Officer of Diners Club International and Citicorp Information Resources, respectively. Mr. Komar is a graduate of the City University of New York with a Bachelor of Science Degree in Accounting and holds a Masters Degree in Finance from Pace University.

        James T. McCubbin, age 43, has served as a director and as our Secretary and Treasurer since November 1998. Since August 1998, Mr. McCubbin has also served as our Vice President and Chief Financial Officer. Prior to that time, from December 1997 to August 1998, Mr. McCubbin served as Vice President, Controller, Assistant Secretary and Treasurer. Prior to the commencement of his employment with WidePoint in November 1997, Mr. McCubbin held various financial management positions with several companies in the financial and government sectors. Mr. McCubbin is a graduate of the University of Maryland with a Bachelor of Science Degree in Finance and a Masters Degree in International Management. Mr. McCubbin is also a director and chairman of the audit committee for Red Mile Entertainment, Inc. Red Mile Entertainment, Inc. is a worldwide developer and publisher of interactive entertainment software. Headquartered in Sausalito, California, the company creates, incubates and licenses premier intellectual properties and develops products for console video game systems, personal computers and other interactive entertainment platforms.

        James M. Ritter, age 62, has served as a director since December 1999 and as Assistant Secretary of the Company from December 2002 through April 19, 2007. Mr. Ritter is the retired Corporate Headquarters Chief Information Officer of Lockheed Martin Corporation. Prior to his retirement in February 2001, Mr. Ritter was employed at Lockheed Martin Corporation for over 32 years in various positions involving high level IT strategic planning and implementation, e-commerce development, integrated financial systems, and large-scale distributed systems.

PROPOSAL TWO – INDEPENDENT ACCOUNTANTS

        The Audit Committee, which consists entirely of independent directors, is recommending approval of its appointment of Moss Adams LLP as independent accountants for WidePoint to audit its consolidated financial statements for the year ending December 31, 2007 and to perform audit-related services, including review of our quarterly interim financial information and periodic reports and registration statements filed with the SEC and consultation in connection with various accounting and financial reporting matters. If the shareholders do not approve the appointment of Moss Adams LLP, the Audit Committee will reconsider the appointment.

        Moss Adams LLP provided audit and other services in 2007 for the Company’s audit of its consolidated financial statements for the year ended December 31, 2006 as a result of its acquisition of Epstein Weber & Conover PLC in January 2007. Epstein Weber & Conover PLC was ratified as its independent accountants at the Company’s shareholders meeting on June 28, 2006. Epstein Weber & Conover PLC performed the audit of the Company’s consolidated financial statements for the year ended December 31, 2005 and reviewed our quarterly interim financial information and periodic reports in 2006. Grant Thornton LLP reviewed our quarterly interim financial information and periodic reports in 2005. Moss Adams LLP did not provide any audit and other services during calendar year 2006 or 2005 for the Company.

        A resolution will be presented at the Annual Meeting to ratify the appointment by the Company’s Board of Directors of Moss Adams LLP to serve as the Company’s independent public accountants for the fiscal year ending December 31, 2007. A majority vote of the Company’s outstanding shares of Common Stock present or represented at the Annual Meeting is required for ratification. A representative of Moss Adams LLP will be available either via phone or in person at the Annual Meeting to answer any questions concerning the Company’s financial statements and to make a statement if he desires to do so.

        THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE RATIFICATION OF THE COMPANY’S AUDITORS.

AUDIT COMMITTEE REPORT

Overview

        The Board of Directors has an Audit Committee, which conducted four meetings during 2006 and presently consists of Morton Taubman, Ronald Oxley, and James Ritter. Under the corporate governance listing standards of the American Stock Exchange, Messrs. Taubman, Oxley, and Ritter are “independent” directors. The Audit Committee is responsible for meeting with the Company’s independent accountants to review the proposed scope of the annual audit of the Company’s books and records, reviewing the findings of the independent accountants upon completion of the annual audit, and reporting to the Board of Directors with respect thereto. All of the members of the Audit Committee are considered by the Board to be financially literate and the Board has determined that Mr. Taubman is deemed to be an “Audit Committee financial expert” as defined by the rules of the U. S. Securities and Exchange Commission (“SEC”).

Financial Statement Review

        The Audit Committee has: (a) reviewed and discussed the audited financial statements with the management of the Company; (b) discussed with the Company’s independent auditors, Moss Adams LLP, the matters required to be discussed by Statement on Auditing Standards No. 61; (c) received from the Company’s independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1, and has discussed with the Company’s independent auditors their independence; and (d) based on the review and discussions referred to in clauses (a), (b) and (c) above, recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal year 2006 for filing with the SEC.

Audit Committee Policies and Procedures For Pre-Approval of Independent Auditor Services

        The following describes the Audit Committee’s policies and procedures regarding pre-approval of the engagement of the Company’s independent auditor to perform audit as well as permissible non-audit services for the Company.

        For audit services, the independent auditor will provide the Committee with an engagement letter during the March-May quarter of each year outlining the scope of the audit services proposed to be performed in connection with the audit of the current fiscal year. If agreed to by the Committee, the engagement letter will be formally accepted by the Committee at an Audit Committee meeting held as practicably as possible following receipt of the engagement letter. The independent auditor will submit to the Committee for approval an audit services fee proposal after acceptance of the engagement letter.

        For non-audit services, Company management may submit to the Committee for approval (during May through September of each fiscal year) the list of non-audit services that it recommends the committee engage the independent auditor to provide for the fiscal year. The list of services must be detailed as to the particular service and may not call for broad categorical approvals. Company management and the independent auditor will each confirm to the Audit Committee that each non-audit service on the list is permissible under all applicable legal requirements. In addition to the list of planned non-audit services, a budget estimating non-audit service spending for the fiscal year may be provided. The Committee will consider for approval both the list of permissible non-audit services and the budget for such services. The Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

        To ensure prompt handling of unexpected matters, the Audit Committee delegates to its Chairperson the authority to amend or modify the list of approved permissible non-audit services and fees. The Chairperson will report any action taken pursuant to this delegation to the Committee at its next meeting.

        All audit and non-audit services provided to the Company are required to be pre-approved by the Committee. The Chief Financial Officer of the Company will be responsible for tracking all independent auditor fees against the budget for such services and report at least annually to the Audit Committee.

        The foregoing report is submitted by the members of the Audit Committee.

Audit Committee of the Board of Directors

Morton Taubman (Chairman) Ronald Oxley James Ritter

Audit and Non-Audit Fees

Audit Fees

The Company paid Grant Thornton LLP approximately $69,000 and $165,000 in audit and review fees for fiscal year 2006 and 2005, respectively. The Company paid Epstein, Weber &Conover, PLC approximately $63,000 and $40,000 plus expenses for the audit and review fees associated with the Company’s 2006 and 2005 audit, respectively. The Company will pay Moss Adams LLP in 2007 approximately $59,000 in audit and review fees for work associated with the Company’s fiscal year 2006 audit. The Company did not pay Moss Adams LLP any audit and review fees in fiscal year 2006 or 2005.

Audit-Related Fees

The Company did not pay Grant Thornton LLP, Epstein, Weber & Conover PLC, or Moss Adams LLP any audit-related fees for fiscal year 2006 or 2005.

Tax Fees

The Company did not pay Grant Thornton LLP, Epstein, Weber & Conover PLC, or Moss Adams LLP any tax fees for fiscal year 2006 or 2005.

All Other Fees

The Company did not pay Grant Thornton LLP, Epstein, Weber & Conover PLC, or Moss Adams LLP any nonaudit fees for fiscal year 2006 or 2005.

Changes in Registrant’s Certifying Accountant

        By letter dated February 24, 2006, the Audit Committee of the Board of Directors of the Company informed the firm of Grant Thornton LLP that it was dismissed and would no longer serve as the Company’s independent accounting firm effective February 24, 2006.

        Grant Thornton LLP did not audit the Company’s financial statements for the year ended December 31, 2005. During the fiscal years ended December 31, 2003 and December 31, 2004, subsequent nine-month period ended September 30, 2005, and through the dismissal of the firm on February 24, 2006, there were no disagreements between the Company and Grant Thornton LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Grant Thornton LLP, would have been referred to in their reports. Grant Thornton’s reports on the Company’s financial statements for the years ended December 31, 2003 and December 31, 2004 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During 2005, Grant Thornton LLP concurred with the determination by management that the Company had material weaknesses in the design of its internal control over financial reporting as discussed below.

        The material weaknesses in the Company’s internal control over financial reporting identified at the end of each of the quarters in 2005 resulted from insufficient technical accounting expertise within the Company’s accounting function to resolve non-routine or complex accounting and tax matters that occurred in connection with: (i) the Company’s acquisition of Operational Research Consultants, Inc. (“ORC”) in October 2004; (ii) the determination of the proper accounting treatment of the “financial instrument” relating to the warrants issued by the Company to Barron Partners L.P. (“Barron”) in October 2004; and (iii) the determination of the proper accounting treatment of the shares of common stock issued and held in escrow following the acquisition by the Company of Chesapeake Government Technologies, Inc. (“Chesapeake”) in April 2004. The material weaknesses in internal controls resulted in: (i) the Company’s late filing on April 19, 2005 (four days after the extended due date) of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004; (ii) the need to restate the recorded amount of the financial instrument at December 31, 2004 and March 31, 2005 due to the failure to mark-to-market such instrument at December 31, 2004; (iii) the need to reclassify the amortized costs relating to the ORC acquisition in cost of sales and not in amortization and depreciation, and to record the preferred stock issued to Barron as temporary preferred equity and not permanent preferred equity; and (iv) the need to restate the Company’s financial statements for the year ended December 31, 2004 and the first three quarters of 2005 to reflect changes in the Company’s accounting relating to the Chesapeake acquisition. The Chesapeake-related restatements: (i) eliminated the intangible asset associated with the acquisition; (ii) reversed the related amortization expense; (iii) expensed as consulting fees the cost of the transaction attributable to the cost of issuance of the non-escrowed shares and other direct costs at the time of the acquisition; (iv) recorded and expensed as consulting fees in cost of sales the release of the shares from escrow at December 31, 2004; (v) expensed in cost of sales and recorded the value of those shares in equity meeting the contractual performance measures that would result in the release of those shares from escrow after the filing of the Company’s Form 10-K for the year ended December 31, 2005; and (vi) recorded the shares in equity as common stock issuable until such time as they can be reclassified as common stock upon the release of the shares earned from escrow. In order to remediate the weaknesses in the Company’s internal control over financial reporting, the Company employed a consulting firm in January 2005 with the requisite accounting expertise to resolve the above issues, which arose as a result of accounting comments raised by the SEC in connection with its review of the Company’s periodic reports and its Registration Statement on Form S-1. The Company believes that the above material weaknesses in its internal control over financial reporting were remedied on January 19, 2006 upon the filing by the Company of amendments to its prior periodic reports containing restated financial statements reflecting the resolution of the above accounting issues.

        On February 24, 2006, the Audit Committee of the Board of Directors of the Company engaged the independent accounting firm of Epstein, Weber & Conover PLC to serve as its new independent accounting firm effective February 24, 2006.

        During the fiscal years ended December 31, 2004 and December 31, 2005 and the subsequent interim period, the Company did not consult with Epstein, Weber & Conover PLC regarding either (i) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any matter that was either the subject of a disagreement or a reportable event.

        Effective January 1, 2007, Epstein, Weber & Conover PLC combined its practice with Moss Adams LLP and therefore resigned as the independent registered public accounting firm of the Company. The Company was notified of such resignation on January 22, 2007. According to information provided to the Company, all of the partners of Epstein, Weber & Conover PLC have become partners of Moss Adams LLP.

        From the date of engagement of Epstein, Weber & Conover PLC through January 22, 2007, there were no disagreements between the Company and Epstein, Weber & Conover PLC on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Epstein, Weber & Conover PLC, would have been referred to in its report. Epstein Weber’s report on the Company’s financial statements for the year ended December 31, 2005 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

        On January 22, 2007, the Audit Committee of the Board of Directors of the Company engaged the independent accounting firm of Moss Adams LLP to serve as its new independent accounting firm effective January 22, 2007.

        During the fiscal years ended December 31, 2005 and December 31, 2006 and during the subsequent period prior to the engagement of Moss Adams LLP as its new independent accounting firm, the Company did not consult with Moss Adams LLP regarding either (i) the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any matter that was either the subject of a disagreement or a reportable event.

PRINCIPAL SHAREHOLDERS

Stock Ownership Information

        The following table sets forth information as to those holders (other than officers and directors) known to WidePoint to be the beneficial owners of more than 5% of the outstanding shares of Common Stock as of April 27, 2007.

Non-Executive and Directors
Greater Than 5% Holders

Names and Complete Mailing Address	Number of Shares	Percent of Common Stock Outstanding
Capital Group International, Inc.	4,593,400	9.1% (1)
and Capital Guardian Trust Company
11100 Santa Monica Blvd
Los Angeles, CA 90025
Goldman, Sachs & Co.	2,528,704	5.1% (2)
30 Hudson Street
Jersey City, NJ 07302

(1) Capital Group International, Inc and Capital Guardian Trust Company has sole voting power in respect to 2,803,900 shares listed above; no shared voting power in respect to the shares listed above; sole dispositive power in respect to 4,593,400 shares; and no shared dispositive power in respect of all the shares listed above.

(2) Goldman, Sachs & Co. has no sole voting power in respect to the shares listed above; shared voting power in respect to 2,528,704 shares listed above; no sole dispositive power in respect to the shares listed above; and shared dispositive power in respect to 2,528,704 shares listed above.

        The following table sets forth the number of shares of our Common Stock beneficially owned as of April 27, 2007 with respect to the beneficial ownership of Common Stock by each director, director nominee, and each executive officer named in the Summary Compensation Table herein. In general, “beneficial ownership” includes those shares a director or executive officer has the power to vote or transfer, except as otherwise noted, and shares underlying warrants and stock options that are exercisable currently or within 60 days.

Stock Ownership of Directors and Executive Officers

Directors, Nominees and Executive Officers	Number of Shares of Common Stock (1)	Percent of Outstanding Common Stock (1)
Steve Komar (2)	2,658,333	5.1%
Morton Taubman (3)	60,000	0.1%
James McCubbin (4)	2,599,333	5.0%
James Ritter (5)	58,000	0.1%
Mark Mirabile (6)	2,699,333	5.1%
Daniel Turissini (7)	1,299,611	2.5%
Ronald Oxley (8)	58,000	0.1%
All directors and
officers as a group
(7 persons) (9)	9,432,610	18.0%

(1) Assumes in the case of each shareholder listed in the above list that all warrants or options held by such shareholder that are exercisable currently or within 60 days were fully exercised by such shareholder, without the exercise of any warrants or options held by any other shareholders.

(2) Includes (i) 725,000 shares of Common Stock purchased by Mr. Komar on July 8, 2002 in a private transaction without registration under the Securities Act of 1933, pursuant to the private offering exemption under Section 4(2) thereof, (ii) includes 75,000 shares of Common Stock purchased by Mr. Komar as a result of stock option exercises made during 2006, (iii) 425,000 shares of Common Stock that may be purchased by Mr. Komar at a price of $0.07 per share until July 7, 2012, pursuant to a stock option grant to him on January 7, 2002, (iv) 50,000 shares of Common Stock at an exercise price of $0.09 per share through April 24, 2013 pursuant to a stock option granted to him on April 24, 2003, (v) 50,000 shares of Common Stock at an exercise price of $0.13 per share through December 31, 2013 pursuant to a stock option granted to him on December 31, 2003, with all such shares fully vested as of December 31, 2004, and (vi) 1,333,333 shares of Common Stock at an exercise price of $0.235 per share through July 14, 2009 pursuant to a warrant granted to him on July 14, 2004, with all such shares fully vested as of December 31, 2005.

(3) Includes (i) 10,000 shares of Common Stock that may be purchased by Mr. Taubman at a price of $2.70 per share until March 10, 2016, pursuant to a stock option granted to him on March 10, 2006 under the Directors Plan, with 8,000 shares vested on March 10, 2006, and 2,000 shares vested on March 10, 2007, and (ii) 50,000 shares of Common Stock that may be purchased by him at a price of $2.70 per share through March 10, 2016, under an option granted on March 10, 2006, with 25,000 such shares fully vested on March 10, 2006 and 25,000 such shares fully vested on December 31, 2006. Does not include 2,000 shares that may be purchased by Mr. Taubman at a price of $2.70 per share until March 10, 2016, pursuant to a stock option granted to him on March 10, 2006 under the Directors Plan that vest on March 10, 2008.

(4) Includes (i) 815,000 shares of Common Stock purchased by Mr. McCubbin on July 8, 2002 in a private transaction without registration under the Securities Act of 1933, pursuant to the private offering exemption under Section 4(2) thereof, (ii) 450,000 shares of Common Stock that may be purchased by Mr. McCubbin at a price of $0.17 per share until January 2, 2011, pursuant to a stock option grant to him on January 2, 2001, (iii) 1,000 shares of Common stock that may be purchased by Mr. McCubbin at a price of $1.35 per share until July 3, 2010, pursuant to a stock option granted to him on July 3, 2000, and (iv) 1,333,333 shares of Common Stock at an exercise price of $0.235 per share through July 14, 2009 pursuant to a warrant granted to him on July 14, 2004.

(5) Includes (i) 8,000 shares of Common Stock owned directly by Mr. Ritter, and (ii) 50,000 shares of Common Stock that may be purchased by him at a price of $0.13 per share through December 31, 2013, under an option granted on December 31, 2003.

(6) Includes (i) 830,000 shares of Common Stock purchased by Mr. Mirabile on July 8, 2002 in a private transaction without registration under the Securities Act of 1933, pursuant to the private offering exemption under Section 4(2) thereof, (ii) 120,000 shares of Common Stock issued to Mr. Mirabile in December 1998 in connection with our prior acquisition of Eclipse, (iii) 415,000 shares of Common Stock that may be purchased by Mr. Mirabile at a price of $0.17 per share until January 2, 2011, pursuant to a stock option grant to him on January 2, 2001, (iv) 1,000 shares of Common Stock that may be purchased by Mr. Mirabile at a price of $1.35 per share until July 3, 2010, pursuant to a stock option granted to him on July 3, 2000, and (v) 1,333,333 shares of Common Stock at an exercise price of $0.235 per share through July 14, 2009 pursuant to a warrant granted to him on July 14, 2004.

(7) Includes (i) 825,000 shares of Common Stock issued to Mr. Turissini in connection with the Company’s acquisition in October 2004 of Operational Research Consultants, Inc., (ii) 470,000 shares of Common Stock that may be purchased by Mr. Turissini at a price of $0.76 per share until September 14, 2015, pursuant to a stock option grant to him on September 14, 2005, and (iii) 4,611 shares of restricted Common Stock privately issued to Mr. Turissini by the Company as a result of a stock award earned in 2005 and paid to him on in 2006.

(8) Includes (i) 8,000 shares of Common Stock that may be purchased by Mr. Oxley at a price of $2.80 per share until August 16, 2016, pursuant to a stock option granted to him on August 16, 2006 under the Directors Plan, and (ii) 50,000 shares of Common Stock that may be purchased by him at a price of $2.80 per share through August 16, 2016, under an option granted on August 16, 2006, with 25,000 shares vested on August 16, 2006 and 25,000 shares vested on December 31, 2006.

(9) Includes the shares referred to as included in notes (2), (3), (4), (5), (6), (7), and (8), above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. Statements of Changes in Beneficial Ownership of Securities on Form 4 are required to be filed before the end of the second business day following the day on which the change in beneficial ownership occurred. Based on a review of Forms 3 and 4 filed during 2006, Mr. Turissini and Mr. Ritter each filed one Form 4 after the end of the second business day following the day on which a change in beneficial ownership occurred, with each Form 4 reporting one transaction.

COMPENSATION AND RELATED MATTERS

Compensation Discussion and Analysis

        WidePoint is an IT Consulting and Identify Management Company. Since 2003, we have pursued several initiatives to expand the Company through internal growth and acquisitions of focused assets that will allow us to achieve growth in the commercial and government marketplaces. We have focused on the initiatives of building strengths within our people, processes, and certain technologies to expand our growth and market opportunities. WidePoint’s executive compensation program is designed to promote these initiatives. The program includes a base salary, annual cash incentive programs and stock option plans designed to attract and retain qualified executives with the leadership skills and experience necessary to drive results, meet diverse strategic and operational challenges, and build long-term shareholder value. The program also attempts to motivate executives to achieve specific company goals, both financial and non-financial, reward and differentiate among executives based on achievement of these goals, as well as for achievement of individual performance objectives and executive’s effectiveness in driving process and functional excellence and in demonstrating strong commitment to integrity, compliance and learning in the workplace. The program further attempts to align the interest of the executive with those of shareholders by providing the appropriate balance of near-term and long-term objectives and fixed vs. variable (“at-risk”) compensation.

        We describe WidePoint’s executive compensation program below and provide an analysis of the compensation earned in 2006 by our “named executive officers” – the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”) and the other most highly-compensated executive officers. In 2006, they were Messrs. Komar, McCubbin, Mirabile, and Turissini.

        The Compensation Committee consists of James Ritter, Ronald Oxley, and Morton Taubman, with Mr. Ritter serving as Chairman of the Committee. The Compensation Committee determines the compensation paid to the Chief Executive Officer and the other executive officers and consultants of the Company. The Compensation Committee believes that for the Company to be successful long-term and to increase shareholder value, the Company must be able to hire, retain, adequately compensate and financially motivate talented and ambitious executives. The Compensation Committee attempts to reward executives for both individual achievement and overall Company success.

        Executive compensation is made up of three components:

        Base Salary. An executive’s base salary is initially determined by considering the executive’s level of responsibility, prior experience and compensation history. Published salaries of executives in similar positions at other companies of comparable size (sales and/or number of employees) are also considered in establishing base salary.

        Stock Options. In 1997, the Company adopted the 1997 Stock Incentive Plan to provide stock option awards to certain executives of the Company and its subsidiaries. The Compensation Committee believes that the granting of stock options is directly linked to increased executive commitment and motivation and to the long-term success of the Company. The Compensation Committee awards stock options to certain executives of the Company and its subsidiaries. The Compensation Committee uses both subjective appraisals of the executive’s performance and the Company’s performance and financial success during the previous year to determine option grants. No stock option awards were granted to the executives of the Company for 2006 performance.

        Bonus. The Company has also implemented a recurring annual incentive bonus program for certain of its named executive officers. Bonuses are typically linked to a percentage of base salary. Bonus potential is based on a number of individualized performance measures, including no less than 70% of the opportunity amount tied to the achievement of specified revenue and earnings targets based on approved budgets, for both the total Company and for each individual’s specific area of responsibility.

        The maximum bonus Mr. Komar could have received under the annual incentive bonus program for his performance during 2006 was $115,000. For Mr. Komar, approximately 50% of such maximum bonus was subject to the achievement of specified gross revenues targets to be attained through a combination of internal growth and potential merger and acquisition activity, with a bonus of approximately $4,000 earned at gross revenues of $19 million, $9,000 earned at gross revenues of $25 million, $14,000 earned at gross revenues of $27.5 million, $29,000 earned at gross revenues of $30 million and $57,000 earned at gross revenues of $34 million. Mr. Komar also could have earned up to approximately $29,000 of his maximum bonus payout upon the Company achieving specified targets for earnings before interest, taxes, amortization and depreciation (“EBITDA”), with approximately $1,400 earned at EBITDA of $3.75 million, $4,300 earned at EBITDA of $4.5 million, $7,100 earned at EBITDA of $5.5 million, $14,400 earned at EBITDA of $6.0 million, and $29,000 earned at EBITDA of $6.5 million. Mr. Komar could also have earned up to approximately $29,000 of his maximum bonus payout upon executing a strategic plan and providing executive leadership as subjectively measured by the Compensation Committee, with the amount of such bonus ranging from approximately $1,400 to $29,000. Mr. Komar did not earn any bonus in 2006.

        The maximum bonus Mr. McCubbin could have received under the annual incentive bonus program for his performance during 2006 was $115,000. For Mr. McCubbin, 45% of such maximum bonus was subject to the achievement of specified gross revenues targets to be attained through a combination of internal growth and potential merger and acquisition activity, with a bonus of approximately $2,600 earned at gross revenues of $19 million, $7,700 earned at gross revenues of $25 million, $13,000 earned at gross revenues of $27.5 million, $26,000 earned at gross revenues of $30 million and $52,000 earned at gross revenues of $34 million. Mr. McCubbin also could have earned up to approximately $35,000 of his maximum bonus payout upon the Company achieving specified targets for EBITDA, with approximately $1,700 earned at EBITDA of $3.75 million, $5,200 earned at EBITDA of $4.5 million, $8,600 earned at EBITDA of $5.5 million, $17,300 earned at EBITDA of $6.0 million, and $34,000 earned at EBITDA of $6.5 million. Mr. McCubbin also could have earned up to approximately $29,000 of his maximum bonus payout upon providing investor relations and executive leadership as subjectively measured by the Compensation Committee, with the amount of such bonus ranging from approximately $1,400 through $29,000. Mr. McCubbin did not earn any bonus in 2006.

        The maximum bonus Mr. Mirabile could have received under the annual incentive bonus program for his performance during 2006 was $115,000. For Mr. Mirabile, approximately 50% of such maximum bonus was subject to the achievement of specified commercial revenues targets to be attained through a combination of internal growth and potential merger and acquisition activity, with a bonus of approximately $2,900 earned at revenues of $4.8 million, $8,600 earned at revenues of $7.5 million, $14,400 earned at revenues of $8.75 million, $29,000 earned at revenues of $10.25 million and $57,000 earned at revenues of $11.8 million. Mr. Mirabile also could have earned up to approximately $23,000 of his maximum bonus payout upon the commercial operations achieving specified targets for EBITDA, with approximately $1,200 earned at EBITDA of $500,000, $3,500 earned at EBITDA of $600,000, $5,800 earned at EBITDA of $650,000, $11,500 earned at EBITDA of $750,000, and $23,000 earned at EBITDA of $825,000. Mr. Mirabile also could have earned up to approximately $34,000 of his maximum bonus payout upon the achievement of certain stock price performance measures and executive leadership as subjectively measured by the Compensation Committee, with the amount of such bonus ranging from approximately $1,700 through $35,000. Mr. Mirabile did not earn any bonus in 2006.

        The maximum bonus Mr. Turissini could have received under the annual incentive bonus program for his performance during 2006 was $115,000. For Mr. Turissini, 50% of such maximum bonus was subject to the achievement by ORC of specified commercial revenues targets to be attained through a combination of internal growth and potential merger and acquisition activity, with a bonus of approximately $2,900 earned at revenues of $16 million, $8,600 earned at revenues of $20.5 million, $14,400 earned at revenues of $22.5 million, $29,000 earned at revenues of $25 million and $57,000 earned at revenues of $28 million. Mr. Turissini also could have earned up to approximately $23,000 of his maximum bonus payout upon ORC achieving specified targets for EBITDA, with approximately $1,200 earned at EBITDA of $3.5 million, $3,500 earned at EBITDA of $4.5 million, $5,800 earned at EBITDA of $4.8 million, $11,500 earned at EBITDA of $5.2 million, and $23,000 earned at EBITDA of $5.6 million. Mr. Turissini also could have earned up to approximately $34,000 of his maximum bonus payout upon the achievement of certain stock price performance measures and executive leadership as subjectively measured by the Compensation Committee, with the amount of such bonus ranging from approximately $1,700 through $35,000. Mr. Turissini did not earn any bonus in 2006.

        Bonuses may be paid in cash or Common Stock or a combination of cash and Common Stock. No payments were made under this annual plan for 2006 operations.

        In early 2006, the Compensation Committee recommended to the Board of Directors and the Board of Directors approved a compensation package for the Company’s Chief Executive Officer, Steve Komar, Chief Operations Officer, Mark Mirabile, and the Company’s Chief Financial Officer, James McCubbin, that included a base salary of approximately of $40,000 for Steve Komar , $119,000 in 2005 for each of Mr. Mirabile and Mr. McCubbin , plus a possible bonus for each of them of up to 125% of their base salary. Mr. Turissini, the Chief Technology Officer of the Company and Chief Executive Officer of the Company’s wholly owned subsidiary, Operational Research Consultants, Inc. (“ORC”), has a base salary of approximately $225,000, plus a bonus as determined by the performance of ORC under an employment agreement entered into on October 24, 2004 as a result of the acquisition of ORC by the Company. Receipt of the bonuses were subject to the Company’s achievement of certain performance criteria, including gross revenue and net income targets. In 2006, a cash bonus of $59,452 was awarded to Mr. Komar, a cash bonus of $59,452 was awarded to Mr. Mirabile, a cash bonus of $59,452 was awarded to Mr. McCubbin, and a stock award bonus of $12,219 was awarded to Mr. Turissini in 2006 relating to 2005 performance measures. Bonuses are awarded and paid in the year following the performance parameters period. If the performance criteria are not achieved or the executive is no longer employed by the Company (other than a for cause termination), a bonus may be awarded in the discretion of the Compensation Committee. No bonuses were awarded and paid in 2007 for amounts earned in 2006 as the performance measures were not met for the named executive officers.

        The Compensation Committee is presently completing the 2007 compensation packages for these executive officers. The Compensation Committee considers certain achievements that executives provided in satisfying milestones in executing the Company’s strategic goals and objectives of the Company.

        Exceptions to the general principles stated above can be made when the Compensation Committee deems them appropriate and in the best interests of shareholders. The Compensation Committee regularly considers other forms of compensation and modifications of its present policies, and will make changes as it deems appropriate. The competitive opportunities to which the Company’s executives are exposed frequently come from private companies or divisions of large companies, for which published compensation data is often unavailable and, therefore, the Compensation Committee’s information about such opportunities is often anecdotal.

        Section 162(m) of the Internal Revenue Code of 1986, as amended, establishes a limit on the deductibility of annual compensation for certain executive officers that exceeds $1,000,000 per year unless certain requirements are met. The Company does not anticipate that any employee will exceed such $1,000,000 cap in the near future but will consider whether any necessary adjustments are appropriate if it becomes likely that any executive officer’s compensation may exceed the $1,000,000 limit.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors has reviewed and discussed the above Compensation Discussion & Analysis with management and, based on such review and discussion, has recommended to the board of directors that the Compensation Discussion & Analysis be included in the Company’s proxy statement.

Compensation Committee

James Ritter (Chairman) Ronald Oxley Morton Taubman

Directors’ Compensation

WidePoint’s Director Compensation plan includes both cash consideration and non-cash consideration consisting of quarterly fees and stock option grants. It is designed to enable continued attraction and retention of qualified directors. It includes options under both the 1997 Directors Formula Stock Option Plan and additional other options under the Company’s 1997 Stock Incentive Plan.

        1997 Directors Formula Stock Option Plan. In May 1997, the Board of Directors adopted, and in December 1997 our shareholders approved, our 1997 Directors Formula Stock Option Plan (the “Director Plan”). Directors who are not employed by us and who do not perform services for us are eligible to receive options under the Director Plan. The Director Plan is administered by a committee that presently consists of Messrs. Komar and McCubbin. Options become exercisable when vested and expire ten years after the date of grant, subject to such shorter period as may be provided in the agreement. A total of 140,000 shares of Common Stock are reserved for possible issuance upon the exercise of options under the Director Plan. During 2005 there were no options outstanding under the Director Plan. On March 10, 2006, options to purchase a total of 12,000 shares of the Company’s Common Stock were granted to Morton Taubman upon his appointment to the Board of Directors, of which options for 8,000 shares of Common Stock vested on March 10, 2006, options for 2,000 shares vested on March 10, 2007, and options for 2,000 shares will vest on March 10, 2008. These options expire on March 10, 2016. On August 16, 2006, options to purchase 12,000 shares of the Company’s Common Stock were granted to Ronald Oxley upon his appointment to the Board of Directors, of which options for 8,000 shares of Common Stock vested on August 16, 2006, and options for 2,000 shares will vest on each of August 16, 2007 and August 16, 2008. These options expire on August 16, 2016.

        1997 Stock Incentive Plan. Options were granted on December 13, 2003 by the Board of Directors under the 1997 Stock Incentive Plan to Mr. Ritter, who abstained from voting on such matter, to purchase (i) 50,000 shares of Common Stock at a price of $0.13 per share through December 31, 2013, with all of these options vesting on December 31, 2004. Options were granted under the 1997 Stock Incentive Plan to Mr. Taubman upon his appointment as a Director and to serve as the Chairman of the Audit Committee, with such options being for the purchase of a total of 50,000 shares of Common Stock at a price of $2.70 per share through March 10, 2016, of which options for 25,000 shares vested on September 10, 2006, and the remaining options for 25,000 shares vested on December 31, 2006. Options were granted under the 1997 Stock Incentive Plan to Mr. Oxley upon his appointment as a Director and to serve as the Chairman of the Corporate Governance and Nominating Committee, with such options being for the purchase of a total of 50,000 shares of Common Stock at a price of $2.80 per share through August 16, 2016, of which options for 25,000 shares vested on August 16, 2006, and the remaining options for 25,000 shares vested on December 31, 2006.

Stock Options

        1997 Stock Incentive Plan. In May 1997, the Board of Directors adopted, and in December 1997 our shareholders approved, our 1997 Stock Incentive Plan (the “Plan”), which provides for the award of a variety of equity-based incentives, including stock awards, stock options, stock appreciation rights, phantom shares, performance unit appreciation rights and dividend equivalents (collectively, “Stock Incentives”). The Plan is administered by the Compensation Committee and initially provided for the grant of Stock Incentives to our officers, key employees and consultants to purchase up to an aggregate of 10,000,000 shares of Common Stock at not less than 100% of fair market value of the Common Stock on the date granted. The vesting and exercisability of any Stock Incentives granted under the Incentive Plan is subject to the determination of and criteria set by the Committee. As of December 31, 2006, options to purchase a total of 3,103,262 shares of Common Stock under the Plan, at prices ranging from $0.07 to $2.80 per share, were outstanding, of which options to purchase 753,477 shares were presently exercisable. This does not include warrants to purchase a total of 1,333,333 shares of the Company’s Common Stock as granted and vested to each of Messrs. Komar, McCubbin, and Mirabile, which were not issued under the 1997 Stock Incentive Plan.

Employment Agreements and Compensation Arrangements; Termination and Change in Control Provisions

        The following describes the terms of employment agreements between the Company and the named executive officers and sets forth information regarding potential payments upon termination of employment or a change in control of the Company.

        Mr. Komar. On July 1, 2002, we entered into an employment agreement with Steve Komar, our Chief Executive Officer and President. The employment agreement had an initial term expiring on July 1, 2003 with five renewable one-year options remaining. On July 1, 2006, the fourth of the one-year renewal options was exercised. The agreement provides for (1) a base salary of $40,000 per year, (2) a home office/automobile expense allowance of $500 per month to cover such expenses incurred in the pursuit of our business; (3)a phone allowance of $100 per month to cover such expenses incurred in the pursuit of our business; (4)reimbursement for additional actual business expenses consistent with our existing policies that have been incurred for our benefit; (5) paid medical and other benefits consistent with our existing policies with respect to our key executives, as such policies may be amended from time to time in the future; and (6) performance incentive bonuses as may be granted annually at the discretion of the Compensation Committee of the Board of Directors.

        The employment agreement also contains termination and change of control provisions as a result of (a) Mr. Komar’s death or permanent disability which renders him unable to perform Employee’s duties hereunder (as determined by the Company in its good faith judgment), (b) by Mr. Komar’s resignation upon the expiration of the Employment Period, provided that Mr. Komar gives at least ninety (90) days prior written notice to the Company, (c) the termination of his employment at the convenience of the Board of Directors of the Company by unanimous consent (excluding the consent of Mr. Komar if Mr. Komar is also a director of the Company at that time) with at least ninety (90) days notice to be provided by the Company to Mr. Komar prior to the expiration of the Employment Period, (d) a change in control of more than 50% of the outstanding shares of the Company, (e) a sale or other disposition of a majority of the Company’s base IT Staff Augmentation business, (f) the insolvency of the Company, or (g) a termination by the Company for Cause. In the event Mr. Komar is not in breach of the employment agreement and the Employment Period is terminated prior to the expiration of the then current term, then in certain events, termination payments may become payable by the Company as set forth in more detail below. In the event of the death or permanent disability of Mr. Komar, $50,000 shall be paid to Mr. Komar or his estate and all granted but unvested stock options shall be immediately vested and the period of exercise extended for an additional two (2) years.

        In the event of Mr. Komar’s resignation, no termination payments or accelerated vesting of stock options shall occur. In the event of termination at the election of the Company, then $250,000 will be due and payable by the Company to Mr. Komar as a severance payment, which payment will be paid in twelve (12) equal installment payments of $20,833.33 each over the immediately subsequent 12 months following such date of termination and all awarded but unvested stock options shall be immediately vested and the period of exercise extended for the then remaining term of the option as provided under the option agreement. In the event of a termination occurring as a result of a change in control of more than 50% of the outstanding shares of the Company, then $250,000 will be payable by the Company to Mr. Komar as a severance payment, which payment will be paid in one lump-sum payment within thirty (30) days of the date of such termination and all awarded but unvested stock options shall be immediately vested and the period of exercise extended for the then remaining term of the option as provided under the option agreement. In the event of termination as a result of a sale or other disposition of a majority of the Company’s base IT Staff Augmentation business, then $250,000 will be payable by the Company to Mr. Komar as a severance payment, which payment will be paid in one lump-sum payment within thirty (30) days of the date of such termination and all awarded but unvested stock options shall be immediately vested and the period of exercise extended for the then remaining term of the option as provided under the option agreement. In the event of a change of control of more than 50% of the outstanding shares of the Company that allows for the continuance of employment under his agreement, then a $100,000 lump sum payment is immediately due to Mr. Komar, and any future payments under this agreement for termination as a result of a change of control greater than 50% of the outstanding shares of the Company or in the event of termination as a result of a sale or other disposition of a majority of the Company’s base IT Staff Augmentation business shall result in a $150,000 payment to Mr. Komar. In the event of the insolvency of the Company while Mr. Komar is employed by Company as Chief Executive Officer or similar position of control, then all obligations under this Agreement will immediately terminate except that the Company shall pay to Mr. Komar a termination payment of $50,000.00 on such date of termination of employment and no further compensation or other payments beyond the insolvency date will be due or payable to Mr. Komar by the Company. In the event of a termination for Cause, no payments will be due or payable by the Company to Mr. Komar. Cause shall mean (i) the repeated failure or refusal of Mr. Komar to follow the lawful directives of the Company or its designee (except due to sickness, injury or disabilities), (ii) gross inattention to duty or any other willful, reckless or grossly negligent act (or omission to act) by Mr. Komar, which, in the good faith judgment of the Company, materially injures the Company, including the repeated failure to follow the policies and procedures of the Company, (iii) a material breach of this Agreement by Mr. Komar which is not cured within a 60 day period following formal notification by the Company, or (iv) the commission by Mr. Komar of an act of financial dishonesty against the Company that results in the conviction of a felony.

        Mr. McCubbin. On July 1, 2002, we entered into an employment agreement with James McCubbin, our Chief Financial Officer. The employment agreement had an initial term expiring on July 1, 2003 with five renewable one-year options remaining. On July 1, 2006, the fourth of the one-year renewal options was exercised. The agreement provides for (1) a base salary of $119,000 per year, (2) a home office/automobile expense allowance of $500 per month to cover such expenses incurred in the pursuit of our business; (3) reimbursement for additional actual business expenses consistent with our existing policies that have been incurred for our benefit; (4) paid medical and other benefits consistent with our existing policies with respect to our key executives, as such policies may be amended from time to time in the future; and (5) performance incentive bonuses as may be granted annually at the discretion of the Compensation Committee of the Board of Directors.

        The employment agreement also contained termination and change of control provisions as a result of (a) Mr. McCubbin’s death or permanent disability which renders Mr. McCubbin unable to perform his duties hereunder (as determined by the Company in its good faith judgment), (b) Mr. McCubbin’s resignation upon the expiration of the Employment Period, provided that Mr. McCubbin gives at least ninety (90) days prior written notice to the Company, (c) the termination of his employment at the convenience of the Board of Directors of the Company by unanimous consent (excluding the consent of Mr. McCubbin if he is also a director of the Company at that time) with at least ninety (90) days notice to be provided by the Company to Mr. McCubbin prior to the expiration of the Employment Period, (d) a change in control of more than 50% of the outstanding shares of the Company, (e) a sale or other disposition of a majority of the Company’s base IT Staff Augmentation business, (f) the insolvency of the Company, or (g) a termination by the Company for Cause.

        In the event Mr. McCubbin is not in breach of this Agreement and the Employment Period is terminated prior to the expiration of the then current term, then in certain events as described below, termination payments may become payable by the Company. In the event of the death or permanent disability of Mr. McCubbin, $50,000 shall be paid to Mr. McCubbin or his estate and all granted but unvested stock options shall be immediately vested and the period of exercise extended for an additional two (2) years. In the event of Mr. McCubbin’s resignation, no termination payments or accelerated vesting of stock options shall occur. In the event of termination at the election of the Company, then $125,000 will be due and payable by the Company to Mr. McCubbin as a severance payment, which payment will be paid in twelve (12) equal installment payments of $10,416.66 each over the immediately subsequent 12 months following such date of termination and all awarded but unvested stock options shall be immediately vested and the period of exercise extended for the then remaining term of the option as provided under the option agreement. In the event of a termination occurring as a result of a change in control of more than 50% of the outstanding shares of the Company, then $250,000 will be payable by the Company to Mr. McCubbin as a severance payment, which payment will be paid in one lump-sum payment within thirty (30) days of the date of such termination and all awarded but unvested stock options shall be immediately vested and the period of exercise extended for the then remaining term of the option as provided under the option agreement. In the event of termination as a result of a sale or other disposition of a majority of the Company’s base IT Staff Augmentation business, then $250,000 will be payable by the Company to Mr. McCubbin as a severance payment, which payment will be paid in one lump-sum payment within thirty (30) days of the date of such termination and all awarded but unvested stock options shall be immediately vested and the period of exercise extended for the then remaining term of the option as provided under the option agreement. In the event of a change of control of more than 50% of the outstanding shares of the Company that allows for the continuance of employment under this agreement, then a $100,000 lump sum payment is immediately due to Mr. McCubbin, and any future payments under this agreement for termination as a result of a change of control greater than 50% of the outstanding shares of the Company or in the event of termination as a result of a sale or other disposition of a majority of the Company’s base IT Staff Augmentation business shall result in a $150,000 payment to Mr. McCubbin. In the event of the insolvency of the Company while Mr. McCubbin is employed by Company as Chief Financial Officer or similar position of control, then all obligations under this Agreement will immediately terminate except that the Company shall pay to Mr. McCubbin a termination payment of $50,000 on such date of termination of employment and no further compensation or other payments beyond the insolvency date will be due or payable to Mr. McCubbin by the Company. In the event of a termination for Cause, no payments will be due or payable by the Company to Mr. McCubbin. Cause shall mean (i) the repeated failure or refusal of Mr. McCubbin to follow the lawful directives of the Company or its designee (except due to sickness, injury or disabilities), (ii) gross inattention to duty or any other willful, reckless or grossly negligent act (or omission to act) of Mr. McCubbin, which, in the good faith judgment of the Company, materially injures the Company, including the repeated failure to follow the policies and procedures of the Company, (iii) a material breach of this Agreement by Mr. McCubbin which is not cured by Employee within a 60 day period following formal notification by the Company, or (iv) the commission by Mr. McCubbin of an act of financial dishonesty against the Company that results in the conviction of a felony.

        Mr. Mirabile. On July 1, 2002, we entered into an employment agreement with Mark Mirabile, our Chief Operations Officer. The employment agreement had an initial term expiring on July 1, 2003 with five renewable one-year options remaining. On July 1, 2006, the fourth of the one-year renewal options was exercised. The agreement provides for (1) a base salary of $119,000 per year, (2) a home office/automobile expense allowance of $500 per month to cover such expenses incurred in the pursuit of our business; (3) reimbursement for additional actual business expenses consistent with our existing policies that have been incurred for our benefit; (4) paid medical and other benefits consistent with our existing policies with respect to our key executives, as such policies may be amended from time to time in the future; and (5) performance incentive bonuses as may be granted annually at the discretion of the Compensation Committee of the Board of Directors.

        The employment agreement also contained termination and change of control provisions as a result of (a) Mr. Mirabile’s death or permanent disability which renders Mr. Mirabile unable to perform his duties hereunder (as determined by the Company in its good faith judgment), (b) his resignation upon the expiration of the Employment Period, provided that the he gives at least ninety (90) days prior written notice to the Company, (c) the termination of his employment at the convenience of the Board of Directors of the Company by unanimous consent (excluding the consent of Mr. Mirabile if he is also a director of the Company at that time) with at least ninety (90) days notice to be provided by the Company to Mr. Mirabile prior to the expiration of the Employment Period, (d) a change in control of more than 50% of the outstanding shares of the Company, (e) a sale or other disposition of a majority of the Company’s base IT Staff Augmentation business, (f) the insolvency of the Company, or (g) a termination by the Company for Cause. In the event Mr. Mirabile is not in breach of this Agreement and the Employment Period is terminated prior to the expiration of the then current term, then in certain events as described below, termination payments may become payable by the Company. In the event of the death or permanent disability of Mr. Mirabile, $50,000 shall be paid to Mr. Mirabile or his estate and all granted but unvested stock options shall be immediately vested and the period of exercise extended for an additional two (2) years. In the event of Mr. Mirabile’s resignation, no termination payments or accelerated vesting of stock options shall occur. In the event of termination at the election of the Company, then $125,000 will be due and payable by the Company to Mr. Mirabile as a severance payment, which payment will be paid in twelve (12) equal installment payments of $10,416.66 each over the immediately subsequent 12 months following such date of termination and all awarded but unvested stock options shall be immediately vested and the period of exercise extended for the then remaining term of the option as provided under the option agreement. In the event of a termination occurring as a result of a change in control of more than 50% of the outstanding shares of the Company, then $250,000 will be payable by the Company to Mr. Mirabile as a severance payment, which payment will be paid in one lump-sum payment within thirty (30) days of the date of such termination and all awarded but unvested stock options shall be immediately vested and the period of exercise extended for the then remaining term of the option as provided under the option agreement. In the event of termination as a result of a sale or other disposition of a majority of the Company’s base IT Staff Augmentation business, then $250,000 will be payable by the Company to Mr. Mirabile as a severance payment, which payment will be paid in one lump-sum payment within thirty (30) days of the date of such termination and all awarded but unvested stock options shall be immediately vested and the period of exercise extended for the then remaining term of the option as provided under the option agreement. In the event of a change of control of more than 50% of the outstanding shares of the Company that allows for the continuance of employment under this agreement, then a $100,000 lump sum payment is immediately due to Mr. Mirabile, and any future payments under this agreement for termination as a result of a change of control greater than 50% of the outstanding shares of the Company or in the event of termination as a result of a sale or other disposition of a majority of the Company’s base IT Staff Augmentation business shall result in a $150,000 payment to Mr. Mirabile. In the event of the insolvency of the Company while Mr. Mirabile is employed by the Company as Chief Operations Officer or similar position of control, then all obligations under this Agreement will immediately terminate except that the Company shall pay to Mr. Mirabile a termination payment of $50,000.00 on such date of termination of employment and no further compensation or other payments beyond the insolvency date will be due or payable to Mr. Mirabile by the Company. In the event of a termination for Cause, no payments will be due or payable by the Company to Mr. Mirabile. Cause shall mean (i) the repeated failure or refusal of Mr. Mirabile to follow the lawful directives of the Company or its designee (except due to sickness, injury or disabilities), (ii) gross inattention to duty or any other willful, reckless or grossly negligent act (or omission to act) by Mr. Mirabile, which, in the good faith judgment of the Company, materially injures the Company, including the repeated failure to follow the policies and procedures of the Company, (iii) a material breach of this Agreement by Mr. Mirabile which is not cured within a 60 day period following formal notification by the Company, or (iv) the commission by Mr. Mirabile of an act of financial dishonesty against the Company that results in the conviction of a felony.

        Mr. Turissini. On October 24, 2004, the Company entered into an employment agreement with Daniel Turissini, our Chief Technology Officer and the Chief Executive Officer of our wholly owned subsidiary, Operational Research Consultants, Inc. (“ORC”). The employment agreement had an initial term expiring on October 25, 2006. On October 25, 2006 the Company entered into an addendum to the employment agreement that provided that Mr. Turissini’s employment agreement shall be annually renewable through October 31, 2009. The agreement provides for (1) a base salary of $225,000 per year, (2) reimbursement for additional actual business expenses consistent with our existing policies that have been incurred for our benefit; (3) paid medical and other benefits consistent with our existing policies with respect to our key executives, as such policies may be amended from time to time in the future; and (4) performance incentive bonuses as may be granted annually at the discretion of the Compensation Committee of the Board of Directors.

        The agreement also contains a termination provision. His employment period will continue from the date his agreement on October 24, 2004 unless terminated earlier by (a) Mr. Turissini’s death or permanent disability which renders the him unable to perform his duties hereunder (as determined by the Company and WidePoint in their good faith judgment), (b) Mr. Turissini’s resignation, commencing from and after the third anniversary date of this Agreement, upon prior written notice to ORC and WidePoint of ninety (90) days before the annual anniversary date of this Agreement, or (c) ORC and/or WidePoint for Cause. Cause shall mean (i) the repeated failure or refusal of Mr. Turissini to follow the lawful directives of ORC, WidePoint or their designee (except due to sickness, injury or disabilities), after prior notice to Mr. Turissini and a reasonable opportunity to cure by Mr. Turissini of up to thirty (30) days, (ii) gross inattention to duty or any other willful, reckless or grossly negligent act (or omission to act) by Mr. Turissini, which, in the good faith judgment of ORC and WidePoint, materially injures ORC or WidePoint, including the repeated failure to follow the policies and procedures of ORC or WidePoint, after prior notice to Mr. Turissini and a reasonable opportunity to cure by Mr. Turissini of up to thirty (30) days, (iii) a material breach of this Agreement by Mr. Turissini, after prior notice to Mr. Turissini and a reasonable opportunity to cure by Mr. Turissini of up to thirty (30) days, (iv) the commission by Mr. Turissini of a felony or other crime involving moral turpitude or the commission by Mr. Turissini of an act of financial dishonesty against ORC or WidePoint or (v) a proper business purpose of ORC or WidePoint, which shall be limited only to a decrease in the staffing of the office in which Mr. Turissini is working or the elimination of the position filled by Mr. Turissini as a result of a material decrease in revenues and/or profits at the office in which Mr. Turissini is working, but with other cost cutting measures and the termination of other employees at such office being first considered and instituted as determined in the sole judgment of ORC and WidePoint prior to the termination of Mr. Turissini; provided, however, that in the event ORC terminates Mr. Turissini under this subparagraph (v), then (I) the scope of the non-compete under Paragraph 5 shall be limited to the products and services offered by ORC as of the termination of Mr. Turissini under subparagraph (v) and (II) ORC shall pay to Mr. Turissini the lesser of (A) Mr. Turissini’s salary and benefits each month for the six (6) month period immediately following such termination under subparagraph (v) or (B) in the event less than six (6) months remains in the then current term of Mr. Turissini’s employment with ORC, then Mr. Turissini shall receive his salary and benefits each month for such lesser remaining period of time.

        Mr. Turissini’s employment agreement further provides that for one year following the termination of Mr. Turissini’s agreement as a result of his resignation or a termination by ORC or the Company for cause, Mr. Turissini will not own, manage, control, participate in, consult with, advertise on behalf of, render services for or in any manner engage in any competitive business of soliciting or providing any computer, technology, information technology, consulting or any other services and/or products of any type whatsoever to any federal, state and/or local governments and/or to any existing or targeted customers or clients of ORC and/or WidePoint; nor shall Mr. Turissini attempt to influence any then existing or targeted customers, clients or suppliers of ORC or WidePoint to curtail any business they are currently, or in the last 36 months have been, transacting with ORC or WidePoint. In the event that Mr. Turissini is terminated due to a decrease in the staffing of the office in which Mr. Turissini is working or the elimination of the position filled by Mr. Turissini, the non-compete obligations set forth above shall be limited to products and services offered by ORC at the time of termination. Furthermore, during such period, Mr. Turissini shall not, without ORC’s or WidePoint’s prior written consent, knowingly solicit or encourage any existing employee or recruit to leave or discourage their employment with ORC or WidePoint.

Executive Compensation

Summary Compensation Table

        The following table contains information about the Chief Executive Officer, Chief Financial Officer, and the other most highly paid executive officers whose total compensation earned during 2006 exceeded $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(1)	Total ($)
Steve Komar	2006	40,000	--	--	--	--	--	7,200	47,200
Chief Executive
Officer
James McCubbin	2006	119,000	--	--	--	--	--	6,000	125,000
Chief Financial
Officer
Mark Mirabile	2006	119,000	--	--	--	--	--	6,000	125,000
Chief Operations
Officer
Dan Turissini	2006	225,000	--	--	--	--	--	--	225,000
Chief Technology
Officer and Chief
Executive Officer
of ORC

(1) For Mr. Komar, represents a monthly home office and cell phone allowance of $600. For Mr. McCubbin, represents a monthly home office allowance of $500. For Mr. Mirabile, represents a monthly auto allowance of $500.

Grants of Plan-Based Awards

        The Company did not grant any stock, stock option, or incentive bonus awards to its named executive officers for 2006 performance.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information on outstanding warrants, options and stock awards held by the named executive officers at December 31, 2006, including the number of shares underlying both exercisable and unexercisable portions of each stock option and warrant, as well as the exercise price and expiration date of each outstanding option and warrant.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Steve L. Komar, Chairman,	425,000	--	--	$0.07	7/7/2012
President & Chief Executive
Officer	50,000	--	--	$0.09	4/24/2013
	50,000	--	--	$0.13	12/31/2013
	1,333,333	--	--	$0.235	7/14/2009

James T. McCubbin, Vice	1,000	--	--	$1.35	7/3/2010
President, Chief Financial
Officer, Secretary and	450,000	--	--	$0.17	1/2/2010
Treasurer
	1,333,333	--	--	$0.235	7/14/2009

Mark Mirabile, Chief	1,000	--	--	$1.35	7/3/2010
Operations Officer
	415,000	--	--	$0.17	1/2/2011
	1,333,333	--	--	$0.235	7/14/09

Daniel Turissini, Chief	470,000	--	--	$0.76	9/14/2015
Technology Officer and
Chief Executive Officer of
ORC

Option Exercises and Stock Vested

        The following table sets forth information concerning option exercises by our named executive officers during fiscal year 2006. No stock awards previously issued to our named executive officers vested during fiscal year 2006.

	Option Exercises
Name	Number of Shares Acquired on Exercise (#)	Value realized on Exercise ($)(1)
Steve Komar	75,000	210,500
James McCubbin	50,000	144,000
Mark Mirabile	85,000	201,400
Dan Turissini	30,000	61,200

(1) The aggregate dollar value realized upon exercise of options (i.e., the difference between the market price of the underlying shares at exercise and the exercise price), or upon the transfer of an award for value.

Pension Benefits and Non-Qualified Deferred Compensation

        The Company does not maintain a defined benefit pension program nor does it maintain a non-qualified deferred compensation program.

Director Compensation

        Directors who are not also officers or employees receive an annual fee of $12,000. The following table sets forth Director Compensation for fees paid and stock option compensation expense recognized by the Company in 2006:

Director Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
James Ritter	12,000	--	--	12,000
Ronald Oxley(2)	4,000	74,332	--	78,332
Morton Taubman	10,000	131,723	--	141,723
G.W. Norman Wareham(3)	2,000	--	--	2,000

(1) The amounts set forth in this column represents compensation expense as determined by the Black-Scholes calculation recognized by the Company in 2006 with respect to the options grants to Mr. Oxley and Mr. Taubman in 2006. Reference is made to Note 2 to our financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2006 with respect to the calculation of such expense. The aggregate number of shares subject to outstanding options held by each director as of December 31, 2006 is as follows: Mr. Ritter 50,000; Mr. Oxley 62,000; and Mr. Taubman 62,000.

(2) Mr. Oxley was appointed to the Board of Directors in August of 2006.

(3) Mr. Wareham resigned from the Board of Directors in March of 2006.

Certain Related Person Transactions

        Our policies and procedures for the review, approval or ratification of related person transactions are set forth in the Policies and Procedures Regarding Related Person Transactions attached as Appendix 1 to this proxy statement. As more fully explained therein, a related person transaction is a consummated or currently proposed transaction in which we were or are to be a participant and the amount involved exceeds $120,000, and in which a related person (i.e., any director or executive officer or nominee for director, or any member of the immediate family of such person) has or will have a direct or indirect material interest. The Company was not a participant in any related person transactions since the beginning of the Company’s last fiscal year and no such transactions are currently proposed.

OTHER INFORMATION

Key Corporate Governance Documents

        We maintain an internet website at http://www.widepoint.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendment to those reports, are available free of charge on our website immediately after they are filed with or furnished to the Securities and Exchange Commission. WidePoint’s Code of Business Conduct, Corporate Governance Guidelines and Charters of the Committees of the Board of Directors are also available free of charge on our website or by writing to WidePoint Corporation, One Lincoln Centre, Oakbrook Terrace, Illinois 60181, c/o Corporate Secretary. WidePoint’s Code of Business Conduct applies to all directors, officers (including the Chief Executive Officer and Chief Financial Officer) and employees. Amendments to or waivers of the Code of Conduct granted to any of the Company’s directors or executive officers will be published on our website within five business days of such amendment or waiver.

Shareholder Proposals for 2008 Annual Meeting

        Proposals of shareholders intended to be presented at the 2008 Annual Meeting, which presently is expected to be held in mid-June 2008, must be received by the Secretary of the Company, One Lincoln Centre, Suite 1100 Oakbrook Terrace, Illinois 60181, no later than January 14, 2008 (i.e., 120 days prior to the expected date of the mailing of the 2008 proxy statement), in order for them to be considered for inclusion in the 2008 Proxy Statement. A shareholder desiring to submit a proposal to be voted on at next year’s Annual Meeting, but not desiring to have such proposal included in next year’s proxy statement relating to that meeting, should submit such proposal to the Company by March 15, 2008 (i.e., at least 45 days prior to the expected date of the mailing of the proxy statement). Failure to comply with that advance notice requirement will permit management to use its discretionary voting authority if and when the proposal is raised at the Annual Meeting without having had a discussion of the proposal in the proxy statement.

OTHER MATTERS

        Management is not aware of any other matters to be considered at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the enclosed Proxy will vote said Proxy in accordance with their discretion.

By Order of the Board of Directors

WIDEPOINT CORPORATION

James T. McCubbin Secretary

May 4, 2007

Appendix 1

WIDEPOINT CORPORATION

POLICIES AND PROCEDURES REGARDING RELATED PERSON TRANSACTIONS

1.     The Company will annually disclose the information regarding related person transactions (“Related Person Transactions”) that is required by regulations of the Securities and Exchange Commission to be disclosed, or incorporated by reference, in the Company’s Annual Report on Form 10-K.

2.     The term related person (“Related Person”) means any director or executive officer, or nominee for director, of the Company and any member of the “immediate family” *of such person.

3.     Each executive officer, director or nominee for director of the Company will disclose to the Audit Committee (the “Committee”) of the Board of Directors the information called for by section 5 below relating to a Related Person Transaction (as defined below) for review, approval or ratification by the Committee. Such disclosure to the Committee should occur before, if possible, or as soon as practicable after the Related Person Transaction is effected, but in any event as soon as practicable after the executive officer, director or nominee for director becomes aware of the Related Person Transaction. In addition, the questionnaire sent annually by the Company to directors and executive officers will solicit information regarding Related Person Transactions that are currently proposed or occurred since the beginning of the Company’s last fiscal year.

4.     A Related Person Transaction is a consummated or currently proposed transaction in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which the Related Person had or will have a direct or indirect material interest. A Related Person Transaction does not include:

•	the payment of compensation by the Company to an executive officer, director or nominee for a director of the Company;

        *    An “immediate” family member means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such person, and any person (ther than a tenant or employee) sharing the household of such director, executive officer of nominee.

•	a transaction if the interest of the Related Person arises solely from the ownership of the shares of the Company and all shareholders receive the same benefit on a pro-rata basis;

•	the transaction is one where the rates or charges involved are determined by competitive bids, or the transaction involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed and conformity with law or governmental authority; or

•	the transaction involves services as a bank, transfer agent, registrar, trustee under a trust indenture, or similar services.

Furthermore, a Related Person is not deemed to have a material interest in a transaction if the person’s interest arises only (i) from the person’s position as a director of another party to the transaction; (ii) from the ownership by such person and all other Related Persons, in the aggregate, of less than a 10% equity interest in another person (other than a partnership ) that is a party to the transaction; (iii) from such person’s position as a limited partner in a partnership and all other Related Persons have an interest of less than 10% of and the person is not a general partner of or hold another position in, the partnership; and (iv) from both such director position and ownership interest.

5.     The information regarding a Related Person Transaction that should be reported to the Committee by the executive officer, director or nominee for director pursuant to Section 3 above should include (i) the name of the Related Person, and if he or she is an immediate family member of an executive officer, director or nominee for director, the nature of such relationship; (ii) the Related Person’s interest in the transaction, (iii) the approximate dollar value of the amount involved in the transaction, (iv) the approximate dollar value of the amount of the Related Person’s interest in the transaction; and (v) in the case of indebtedness, the largest total amount of principal outstanding since the beginning of the Company’s last fiscal year, the amount of principal outstanding as of the latest practicable date, the amount of principal paid since the beginning of the Company’s last fiscal year, and the rate or amount of interest payable on the indebtedness.

6.     The Committee’s decision whether or not to approve or ratify the Related Party Transaction should be made in light of the Committee’s determination as to whether consummation of the transaction is believed by the Committee to not be or have been contrary to the best interests of the Company. The Committee may take into account the effect of a director’s Related Person Transaction on such person’s status as an independent member of the Company’s board of directors and eligibility to serve on board committees under SEC and American Stock Exchange rules.

PROXY

WIDEPOINT CORPORATION
One Lincoln Centre, Suite 1100
Oakbrook Terrace, Illinois 60181

        This proxy is solicited by the Board of Directors for the ANNUAL MEETING OF SHAREHOLDERS of WidePoint Corporation, a Delaware corporation (the “Company”), on June 22, 2007, 10:00 a.m., local time.

        The undersigned appoints James McCubbin and Steve Komar, and each of them, a proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock, par value $.001 per share, of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on June 22, 2007, or at any and all adjournment(s) thereof, with all powers the undersigned would have if personally present.

The Board of Directors recommends voting FOR the following proposals:	Please mark your votes as indicated in this example	|X|

1. To Elect Directors FOR the nominees listed to the right (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for the nominees listed to the right	CLASS 1 DIRECTORS - MORTON TAUBMAN AND RON OXLEY
|_|	|_|	(INSTRUCTION: To withhold authority for a nominee, write that nominee’s name on the space provided below). ___________________________________________________________

2. Proposal to ratify the selection of Moss Adams LLC as the independent accountants for the Company for the current fiscal year.	3. In their discretion the Proxies are authorized to vote upon such other business as properly may come before the meeting.

FOR	AGAINST	ABSTAIN
|_|	|_|	|_|

Sign exactly as your name appears hereon. When signing in a representative or fiduciary capacity, indicate title. If shares are held jointly, each holder should sign.

Date__________________________, 2007

__________________________________________

__________________________________________ Signature of Shareholder(s)

THE SHARES WILL BE VOTED AS DIRECTED ABOVE, AND WITH RESPECT TO OTHER MATTERS OF BUSINESS PROPERLY BEFORE THE MEETING AS THE PROXIES SHALL DECIDE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, and 3.